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EXHIBIT 99

    FOR IMMEDIATE RELEASE

CONTACT:	For Gen-X Sports Inc.— John Collins, President (416) 630-4996
CONTACT:	For First Team Sports, Inc.— Debbie Favilla, Investor Relations (763) 576-3543

FIRST TEAM SPORTS, INC. ENTERS INTO AN AGREEMENT
 TO BE ACQUIRED BY GEN-X SPORTS INC.

    Minneapolis, Minnesota, U.S.A. and Toronto, Ontario, Canada, July 16, 2001—First Team Sports, Inc., (Nasdaq: FTSP), manufacturer and distributor of inline skates, hockey equipment and related accessories, today announced it has entered into a definitive merger agreement to merge with a subsidiary of Gen-X Sports Inc., a leading entrepreneurial sporting goods company.

    Under the terms of the agreement, First Team Sports shareholders will receive $1.76 per share in cash. The merger, which was unanimously approved by the First Team Sports Board of Directors and by a Special Committee formed for the purpose of considering the transaction, is expected to be considered at a special meeting of First Team Sports shareholders in the Company's third quarter of fiscal 2002. In addition to approval by the First Team Sports shareholders, the merger is subject to other conditions, including the requirement that the balance outstanding under First Team's revolving bank line of credit not exceed an agreed upon balance at closing.

    In making the announcement, Gen-X Sports Inc.'s Chief Executive Officer, James Salter, said, "First Team Sports' core brands, UltraWheels® and Hespeler®, are two recognized and authentic names in the inline and hockey categories. First Team represents a tremendous opportunity for Gen-X Sports to broaden its presence, building on its multi-platform sporting goods model."

    "The world class distribution center in Minneapolis provides a gateway to all North American markets," said Kenneth J. Finkelstein, Gen-X Sports' Chairman and Chief Financial Officer.

    First Team Sports, Inc.'s President and Chief Executive Officer, John Egart, said, "This combination is a clear strategic benefit to both First Team Sports and Gen-X Sports. UltraWheels and Hespeler are solid, viable, and firmly entrenched brands that will be synergistic with the seasonality and variety of Gen-X Sports' branded products. This merger will produce a stronger organization, providing our retail partners with a broader range of branded products."

    "As a result of the acquisition of First Team Sports, Wayne Gretzky will be afforded the opportunity to become a shareholder of Gen-X Sports Inc. We are very excited about the prospect of Wayne becoming an owner in our company. We understand the hockey and inline skate categories from a global perspective and see UltraWheels and Hespeler as key brands that pose immediate upside for our business platforms," said John Collins, President of Gen-X Sports.

    Prior to the consummation of this transaction, First Team will file a proxy statement with the United States Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the proxy statement (when available) because it will contain important information about the companies and the proposed transaction. Investors and shareholders will be able to obtain copies of these documents (when available), along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Shareholders can also obtain, free of charge, copies of the proxy statement (when available) along with any documents First Team has filed with the SEC by contacting the First Team Sports Investor Relations Department. First Team Sports, Inc.,

Gen-X Sports Inc., their directors, executive officers, certain other members of management and employees, agents and nominees may be deemed to be participants in any solicitation of First Team's shareholders in favor of the proposed business combination. Any required information concerning First Team Sports, Inc., Gen-X Sports Inc., their directors, executive officers, certain other members of management and employees, agents and nominees in this regard will be contained in the proxy statement to be filed by First Team in connection with the proposed business combination.

About First Team

    First Team Sports, Inc. manufactures and distributes high quality inline roller skates and accessories, and ice hockey products under the trademarks UltraWheels®, Skate Attack® and Hespeler®. The Company's products are manufactured and assembled to its specifications abroad.

About Gen-X Sports

    Gen-X Sports Inc., a Toronto-based company with global reach, designs, manufactures, markets and distributes various branded sporting goods products across categories which include GOLF, SNOWBOARDS and various action sports equipment. Gen-X Sports' Brands include—for golf... Tommy Armour®, Ram®, TearDrop® and Zebra®; for snowboards... Limited® and Lamar®; for Action Sports... Oxygen®, Rage® and Dukes®. Gen-X also operates in the field of excess (XS) inventory representing the world's leading sporting goods suppliers.

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  EXHIBIT 99